UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 31, 2009 (March 26, 2009)

LOJACK CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts
(State or Other Jurisdiction of Incorporation)

1-8439	04-2664794
(Commission File Number)	(IRS Employer Identification No.)

200 Lowder Brook Drive, Suite 1000, Westwood, Massachusetts	02090
(Address of Principal Executive Offices)	(Zip Code)

781-251-4700
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

____  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

____  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

____  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

____  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01.  Entry into a Material Definitive Agreement.

On March 26, 2009, the Board of Directors of LoJack Corporation, or the Company, approved an amendment to the LoJack Corporation Amended and Restated Non-Qualified Deferred Compensation Plan, or the Plan, to make the Company’s match of employee contributions discretionary on the part of the Company.  Pursuant to that authority, as of such date, we suspended all matching contributions.  All of our executive officers and certain other key employees are eligible to participate in the Plan. A copy of the amendment is attached hereto as Exhibit 10.1.

Item 2.05.  Costs Associated with Exit or Disposal Activities.

On March 26, 2009, the Board of Directors of the Company approved certain cost reduction initiatives, including planned workforce reductions.  These initiatives principally affect our sales and operations organizations and Boomerang Tracking Inc., our Canadian subsidiary, and are intended to bring our operational cost structure in line with the current auto market expectations.  Various corporate functions will also be affected by this plan.  The reduction in work force will result in the elimination of approximately 75 positions.  We expect to incur a pre-tax charge of approximately $750,000 in the first quarter of 2009, comprised of approximately $650,000 in severance and other employee related costs and $100,000 in lease termination costs and other costs.  We expect that this charge will result in cash expenditures of approximately $650,000 during the second quarter of 2009.  The work force reductions are expected to be completed in the first quarter of 2009.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Also on March 26, 2009, the Company’s Compensation Committee revised the 2009 Senior Management Bonus Plan, or the 2009 Plan.  Bonuses under the 2009 Plan are based on meeting or exceeding certain Company revenue and operating income targets as well as individual goals and targets.  Due to the current economic conditions, for 2009, the Compensation Committee has revised the 2009 Plan to tie the maximum percentage of payout for satisfaction of individual performance goals and targets to that of the corresponding percentage payout resulting from the Company performance, as reflected in the satisfaction of the revenue and operating income targets.  This linkage between individual and Company performance will apply to all levels of performance, including if the Company and the individual exceed their respective targets.  Previously, the maximum percentage of payout pursuant to individual performance was independent of achievement of Company revenue and operating income targets.  The 2009 Plan applies to all of our senior management officers.

In light of the challenging economic environment in which the Company is operating, the management team recommended a freeze on annual pay increases to executive officers and a reduction in the annual rate for the Company’s Executive Chairman, Richard T. Riley and Ronald V. Waters III, the Company’s President and Chief Executive Officer.  The Compensation Committee adopted such recommendation and Mr. Riley’s salary decreased by $25,000 and Mr. Waters’ increase in salary in January 2009 due to his promotion to Chief Executive Officer was subsequently reduced.  As a result, on April 1, 2009, Mr. Riley’s base salary will be $525,000 and Mr. Waters’ base salary will be $486,000.

Item 8.01.  Other Events

On March 26, 2009, our Board of Directors amended the Company’s 401(k) Plan to make the Company’s match of employee contributions discretionary on the part of the Company.  Pursuant to that authority, as of such date, we suspended all matching contributions.  A copy of the Second Amendment to the Amended and Restated LoJack Corporation 401(k) Plan is attached hereto as Exhibit 10.2.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

10.1	2009 Amendment to the LoJack Corporation Amended and Restated Non-Qualified Deferred Compensation Plan.

10.2	Second Amendment to the LoJack Corporation Amended and Restated 401(k) Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOJACK CORPORATION (Registrant) By: /s/ Thomas A. Wooters
Thomas A. Wooters Executive Vice President and General Counsel

Date: March 31, 2009